Exhibit 10.1

April 30, 2011

Michel A. Dagenais

4510 Caminito San Sebastian

Del Mar, CA 92014

Dear Mike:

As you know, it is proposed that RadiSys Corporation (RadiSys) will enter into an Agreement and Plan of Merger by and among RadiSys Corporation, Continuous Computing Corporation (CCPU) and RadiSys Holdings, Inc. (Merger Agreement). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), CCPU will become a wholly-owned subsidiary of RadiSys Corporation. We are extremely pleased to offer you the position of Chief Executive Officer, and a member of our Board of Directors of RadiSys Corporation following the Merger (as defined in the Merger Agreement). You will be reporting to the Board of Directors of RadiSys and I, as Chairman of the Board of RadiSys Corporation will be working closely with you. Your position will be a 16B Officer of RadiSys and based at our Hillsboro, Oregon location.

The terms of this offer letter will become effective at the Effective Time (as defined in the Merger Agreement) and will be of no force or effect prior to such time, or in the event the Merger Agreement is terminated prior to the consummation of the Merger or in the event this offer letter, the Severance Agreement, or the Change of Control Agreement (as such terms are defined below) are not approved by our Board of Directors and Compensation Committee prior to the Effective Time.

Your initial annualized total target compensation will be $810,000, which is made up of two main components: a base salary and an incentive compensation plan.

Your initial base salary will be $14,807.69 on a biweekly basis, less reductions required by law, which would be $385,000 annualized. Your initial annual Executive Incentive Plan (Plan) target is $425,000 annually at 100% of Plan payout.

Payouts from the Plan are contingent upon the achievement of corporate performance results against RadiSys’ annual operating plan, and your own performance against annual objectives. Payouts from the Plan are distributed semiannually, generally in February and in August, in accordance with Plan rules. The actual amount paid out from the Plan will vary depending upon the level of corporate performance results and performance to your annual objectives. You will be eligible to participate for the partial-year period in which you start work, on a pro-rated basis, and you must be an active employee in good standing on the date the bonus is paid to be eligible for Plan payout.

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

Subject to approval by our Board of Directors, we will provide you with a written severance agreement which includes provision for twenty-four months of base salary and twelve months company-paid COBRA coverage in case of an involuntary separation of employment other than for cause in substantially the form attached hereto as Exhibit A (Severance Agreement). We will also provide you with a written change of control agreement which includes provisions for twenty-four months of base salary as severance and vesting of any outstanding equity awards in the case of an involuntary separation of employment other than for cause within twelve months following a change of control or within three months preceding a change of control in substantially the form attached hereto as Exhibit B (Change of Control Agreement). Payment of any of these amounts under the Severance Agreement or Change of Control Agreement will be contingent upon your signing of a release agreement. The terms of these agreements will be defined and documented in separate agreements upon your acceptance of the offer and upon approval by our Board of Directors.

In consideration for the amounts you will receive in connection with the proposed merger between RadiSys Holdings, Inc. (a wholly owned subsidiary of RadiSys Corporation) and CCPU, your current employer, and by signing below, you hereby acknowledge and agree that (i) you understand and have had sufficient opportunity to discuss with RadiSys your duties and responsibilities and initial compensation which will apply to your employment with RadiSys and (ii) the transition from your current position of employment with CCPU to your new position of employment with RadiSys will not constitute Good Reason for you to terminate your employment under the terms of any employment agreement between you and CCPU, nor will it constitute a termination without Cause by CCPU. Further, you agree to waive any entitlement to severance under any CCPU plan, policy, agreement or practice that existed at any time before the closing of the proposed merger and that such waiver shall inure to the benefit of RadiSys, its successors and assigns, and any third parties, including CCPU.

Upon commencement of employment with RadiSys and subject to approval of our Board of Directors, you will be granted 70,000 stock options. The exercise price of your stock options will be the closing price of the shares on the NASDAQ on the grant date. Your stock options will be exercisable for 1/3 of the total number of option shares on the first anniversary of the grant date. Thereafter, they will become exercisable for 1/36th of the total number of option shares per month during the term of your employment, with the options fully vested on the third anniversary of the grant date. The options may be exercised at any time after they become exercisable and until the options expire on the seventh anniversary of the grant date. You will also be eligible to receive, upon commencement of employment with RadiSys and subject to approval by our Board of Directors, a grant of 30,000 restricted stock units (RSUs). Each RSU is the equivalent of one share of our common stock. During the term of your employment, 1/3 of the total RSUs will vest at the completion of one year following the date of grant; an additional 1/3 of the total RSUs will vest at the completion of two years following the date of grant; and the remaining 1/3 of the total RSUs will vest at the completion of three years following the date of grant. Upon vesting, the RSUs will have immediate value based on the then current trading price of RadiSys common stock. Specific details regarding your stock option and RSU grants will be provided shortly after you begin employment with RadiSys.

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

You will also participate in the RadiSys Long-Term Incentive Plan (LTIP). Subject to approval of our Board of Directors, you are currently targeted to be awarded up to 135,000 restricted shares that will vest upon the achievement of the applicable performance measures under the LTIP.

The company offers an Employee Stock Purchase Program (ESPP), which allows you to purchase stock in the company at a discount under specified terms and conditions.

You will be eligible to participate in all of the comprehensive and market-competitive benefit plans which RadiSys provides at a reasonable cost. The main benefits include a choice of medical, dental and vision plans; term life insurance of $50,000 or twice your annual base salary (to a maximum coverage amount of $750,000); long-term & short-term disability insurance; and a 401(k) Plan with a company match of $0.50 on the dollar of the first 6% of pay that you contribute each pay period with the company match vesting over three years. More details regarding the RadiSys benefit plans are available upon hire.

You will be eligible to participate in our deferred compensation program.

RadiSys Corporation is an at-will employer. Either the employee or RadiSys can terminate the employment relationship at any time with or without cause, reason, or notice.

We are very pleased to extend this offer of employment and excited to have you as part of the RadiSys team.

We will separately provide for your review the RadiSys Confidentiality, Non-Competition and Assignment of Inventions Agreement and a copy of our Executive Stock Ownership Policy.

Our offer of employment is contingent upon your signing of this offer letter below, successful outcome of all reference checks, approval of the offer by our Compensation Committee of the Board of Directors prior to the Effective Time, approval of the Severance Agreement and the Change of Control Agreement by our Board of Directors prior to the Effective Time as well as your satisfactorily passing our regular background check. By signing this letter you also confirm that you have no non-compete, non-solicit or related agreements with any current or previous employer that limit the scope or content of your work at RadiSys or your ability to accept a position at RadiSys.

By signing this letter, you agree that, subject to and contingent upon the approval of the offer by our Compensation Committee and the approval of the Severance Agreement and the Change of Control Agreement by our Board of Directors prior to the Effective Time, this letter supersedes and replaces any prior agreements relating to the matters covered by

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

this letter, specifically the Amended and Restated Employment Agreement by and between CCPU and you dated December 30, 2008, and that there exist no other agreements between the parties to this offer letter, oral or written, express or implied, relating to any matters covered by this offer letter.

I ask that you sign this letter and return it to me no later than May 1, 2011. By signing this letter, you acknowledge that you have read and understand the terms set forth in this letter.

Sincerely,

/s/ C. Scott Gibson
C. Scott Gibson
Director and Chairman of the Board of Directors

Agreed /s/ Mike Dagenais	May 1, 2011
Mike Dagenais	Date

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com